[LOGO] INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE


FOR ADDITIONAL INFORMATION FROM INFINITY, INC., PLEASE CONTACT:
STANTON E. ROSS, PRESIDENT/CEO
(620) 431-6200
JAMES W. DEAN, VICE PRESIDENT, STRATEGIC & Corporate Development
(720) 932-7800
www.infinity-res.com

                   INFINITY, INC. PROVIDES OPERATIONAL UPDATE

 11% Quarterly and 14% First Half Increases in Oilfield Revenue Over 2003 Levels
      22% Increase in Gas and Oil Production Over First Quarter 2004 Levels


DENVER and CHANUTE, Kan. - (PR Newswire) - August 16, 2004 - Infinity, Inc. (NASDAQ: IFNY) today announced its operating results for the three months and six months ended June 30, 2004 and provided an operational update. An operational table follows this commentary.

OPERATIONAL UPDATE

Exploration & Production Operations

Infinity Oil & Gas of Wyoming, Inc. ("Infinity-Wyoming") produced 316 million cubic feet of gas equivalent ("MMcfe") during the second quarter of 2004, or 3.5 MMcfe per day, as compared to 259 MMcfe, or 2.8 MMcfe per day, produced in the first quarter of 2004 and the previously announced guidance range of 280 MMcfe to 300 MMcfe, or 3.1 MMcfe to 3.3 MMcfe per day. Production is expected to reach a range of 310 MMcfe to 320 MMcfe, or 3.4 MMcfe to 3.5 MMcfe per day, during the third quarter of 2004, without adjustment for volumes attributable to two wells scheduled to be completed and brought on line by early September. The 22% increase in second quarter production over the first quarter was due to: (i) a full quarter of production from new wells drilled during late 2003 and brought on line during the first quarter; (ii) a full quarter of production from an acquisition closed in March 2004; and (iii) improvements made to producing wells during the first and second quarters, offset by natural production declines in producing wells.

FORT WORTH BASIN / BARNETT SHALE PROSPECT - As previously announced in July, Infinity closed its $1.6 million acquisition of 28,400 gross (21,800 net) acres in the Fort Worth Basin, primarily in southern Erath County, Texas. Infinity will serve as operator with a 90% working interest in wells drilled on its acreage, which will primarily target the prolific Barnett Shale gas formation. The Company continues preparatory work related to the drilling of four horizontal test wells, which the Company plans to spud during the fourth quarter of 2004. The Company has tentatively arranged for a drilling rig to commence drilling of the four wells commencing during October. The Company continues to prepare the chosen well sites for drilling (including surveying and permitting) and expects to complete such preparatory work, along with the selection of its completion services firms, during the third quarter of 2004.



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WAMSUTTER  ARCH  PIPELINE  PROJECT - As previously  announced,  during July 2004
Infinity-Wyoming drilled, logged and set production casing for its Black Bear #1 and DeBrugge #1 wells, which had 27 feet and 33 feet, respectively, of potential net gas pay. Management anticipates that perforation and stimulation of and initial production from these two wells will occur by early September 2004. The Company operates both wells with a 50% working interest (a net of one well). During the remainder of 2004, Infinity-Wyoming plans to focus its efforts at Pipeline on: (i) drilling three additional 100% operated wells on proved undeveloped locations and (ii) optimizing production from certain existing wells. Beyond 2004, management estimates that, based on its current land position and technical work conducted to date, it may have 20 to 25 remaining drilling locations at the Pipeline project, five of which are proved undeveloped locations.

LABARGE PROJECT - The Company recently met with representatives of Schlumberger Technology, Ltd. in early August to determine the pace and extent of work to be performed at Labarge during the balance of 2004 and into 2005. During the remainder of 2004 and into early 2005, Infinity-Wyoming and Schlumberger expect to continue to perform completion and recompletion operations on at least two additional well bores. The goal of such recompletion and completion work will be to determine the optimal completion technologies to employ on the Company's Mesaverde coals. Upon determination of such optimal completion technologies, the Company anticipates that Infinity-Wyoming and Schlumberger will be positioned to drill up to 10 new wells at Labarge during the second half of 2005.

In addition to the above Schlumberger-related plans, during the remainder of 2004, Infinity-Wyoming plans to focus its efforts at Labarge on: (i) drilling a deeper test to the Frontier gas formation and (ii) completing the environmental impact study. The Frontier formation, which ranges between 7,000 and 8,000 feet (as compared to 3,000 to 4,000 feet for Mesaverde coals), is believed to generally underlie the land upon which the Company currently has only shallow drilling rights. If successful, and assuming the Company can secure deep drilling rights on additional drilling locations, the Frontier well and any future successful Frontier wells will hold any underlying leases, including coal leases, by production and could position the Company to record proved reserves.


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SAND WASH BASIN PROSPECT - During the second quarter, Infinity-Wyoming performed remediation and completion work on two wells at the original four-well coalbed methane pilot in the southern portion of Infinity-Wyoming's Sand Wash Basin prospect. The two wells are currently dewatering and if gas production commences, the wells will be temporarily shut-in pending development plans. In addition, Infinity-Wyoming anticipates drilling a horizontal fractured Niobrara oil well by October. This well would entail an approximate 6,000-foot vertical well bore and an approximate 1,500-foot horizontal lateral. The well location is
currently   classified  as  proved  undeveloped  and  offsets  wells  that  have cumulatively produced an average of approximately 220,000 barrels of oil for other operators.

PICEANCE BASIN PROSPECT - Infinity-Wyoming anticipates drilling a pilot wireline coring well in October. The purpose of such a well, to be drilled by a specialized service firm, is to gain a better understanding of the technical characteristics of the coals underlying the acreage. The Company is encouraged by the projected thickness of the Williams Fork and Iles coals which underlie the acreage (averaging around 100 feet and ranging 50 to 200 feet in thickness). The rationale for drilling the coring well is to: (i) gain an estimate of the gas content and the permeability, porosity, water content and other technical characteristics of such coals and (ii) drill one of the five wells required by November 2005 to hold the acreage for an additional five years. Assuming encouraging technical data regarding the coals, Infinity-Wyoming plans to drill the remaining required four pilot wells in the second half of 2005.

NICARAGUA PROSPECT - Management visited Nicaragua during July and participated in what is believed to be the final negotiations of the pending exploration (six years) and production (30 years) contract with the government of Nicaragua. Infinity is awaiting final approvals and execution of the agreement, expected in the third quarter of 2004. Upon execution, Infinity will acquire the 1998 seismic study conducted by the Nicaraguan government on Infinity's 1.4 million acre offshore concession (in the Caribbean Sea) and will incur approximately $0.5 million of additional expenses related to reprocessing the seismic and determining the presence and location of potential hydrocarbon-bearing structures, and related to infrastructure and environmental studies.

Oilfield Services Operations

Consolidated Oil Well Services, Inc. ("Consolidated") performed 1,377 cementing, acidizing and fracturing jobs during the quarter, a 19% increase over the 1,154 cementing, acidizing and fracturing jobs in the prior-year period. The increase in jobs performed was due to an additional 431 cement jobs (84% increase) offset by 208 less acidizing and fracturing jobs.


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For the first half of 2004,  Consolidated  performed 2,217 cementing,  acidizing and fracturing jobs, a 22% increase over the 1,824 jobs in the prior-year period. The increase in jobs performed was due to an additional 651 cement jobs (81% increase) offset by 258 less acidizing and fracturing jobs.

Management anticipates total revenue between $7.5 million and $9.5 million during the second half of 2004, to bring total oilfield service revenue for 2004 into the previously announced guidance range of $13 million to $15 million. Total revenue, as well as margins, are expected to increase due to: (i) a rate increase in mid-June 2004 throughout its Mid-Continent operations and (ii) expected performance of a greater number of higher-margin acidizing and fracturing services, during the second half of 2004 as compared to the prior-year period.

Management attributes this anticipated increase in higher margin jobs to: (i) a 81% increase in the number of cement jobs performed during the first half of 2004 versus the first half of 2003 - a trend that continued strongly into June and July 2004 - since well cementing is the first step in well completion activities and normally precedes the well stimulation activities of acidizing and fracturing; (ii) an increase in acidizing and fracturing jobs in July 2004 over June 2004, prior to taking into consideration the holiday in July and inclement weather during both months; and (iii) the acquisition of Blue Star Acid Services, Inc., effective April 20, 2004, which increased Consolidated's cementing and acidizing fleet by 13 trucks.

MANAGEMENT'S COMMENTS

Stanton E. Ross, Infinity President and Chief Executive Officer, said: "We are very pleased to be poised to grow Infinity's E&P operations through the drillbit. We believe we have assembled a very exciting portfolio of E&P projects, all in different stages of development in both the Rocky Mountain and North Texas areas. Dependent upon our success in the initial work at a number of our projects, we will be able to give better guidance as to our drilling and development plans for 2005. We are also excited about our concession in Nicaragua, which we plan to work diligently to delineate in the first year following the execution of our exploration and production contract. Given that we will be potentially drilling on all of our domestic properties and may have as many as three drilling rigs working for us at a point during the fourth quarter, we look forward to an exciting finish to 2004."

Ross continued: "We remain positive on our oilfield service operations results so far in 2004, taking into consideration the inclement weather experienced in the Mid-Continent region during April and May, which adversely impacted our profitability. In addition, the cement job-weighted workload, which tends to have lower profit margin percentages but is a pre-cursor to higher-margin activity, also lowered our profit margin percentage during the second quarter. As the weather normalizes and higher-margin acidizing and fracturing activity picks up, as it has in June and July, we believe our revenue, profitability and margins will improve in the second half."


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CONFERENCE CALL REMINDER

The Company will host a conference call this morning, Monday, August 16, 2004, at 10:00 a.m. Eastern Daylight Time to discuss the reported financial and operating results in greater detail. The dial-in number for the call is 800-289-0518 (international participants should dial 913-981-5532). Parties interested in participating in the conference call should dial in approximately ten minutes prior to the start time and enter the access code ID #352553. The call will also be broadcast live on the Internet at http://www.vcall.com/CEPage.asp?ID=89009.

A replay of the conference call will be available approximately two hours after the completion of the call through August 30, 2004, by dialing 888-203-1112 (international callers should dial 719-457-0820) and entering the access code ID #352553. The call will also be archived for two weeks at http://www.vcall.com/CEPage.asp?ID=89009.

ABOUT INFINITY, INC.

Infinity, Inc., through its wholly-owned subsidiaries Infinity Oil & Gas of Wyoming, Inc. and Infinity Oil and Gas of Texas, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The Company's current operations are principally focused on the development and expansion of its producing Wamsutter Arch (Pipeline) project and emerging Labarge coal bed methane project, both of which are located in the Greater Green River Basin in southwest Wyoming. Infinity Oil & Gas of Wyoming also holds exploration and development rights in the Sand Wash and Piceance Basins principally in northwest Colorado. Infinity Oil and Gas of Texas holds leaseholds in the Fort Worth Basin of Texas. Infinity, Inc. provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., with operations principally focused in the Mid-Continent region. The Company's common stock is listed on the NASDAQ National Market under the symbol "IFNY."


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FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "plan," "should" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include statements regarding anticipated oilfield services jobs and revenues, gas and oil production and well workovers, completions and drilling, and the exploration and production contract for the Nicaragua prospect. Factors that could cause or contribute to such differences include, but are not limited to, operating problems, the results of drilling, the availability of third party financing on acceptable terms at the times required, decreases in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing and costs of development activities, operating risks, liquidity and capital requirements, the effects of governmental regulation, dependence upon the availability of third-party vendor services and equipment, continued acceptance of the company's oil field services in their marketplace, weather conditions at oilfield service jobs, costs of supplies and services used by the Company in its businesses, and other risks described under "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company's periodic reports filed with the Securities and Exchange Commission. In addition, Infinity's ability to complete its planned activities during 2004 is dependent on market conditions and the availability and timing of additional external financing, including conventional bank financing, asset sales, the forward sale of oil and gas production, joint ventures or joint interest partners, or through the sale of securities in the public or private equity or debt markets, on acceptable terms.

You can find the Company's filings with the Securities and Exchange Commission at www.infinity-res.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


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                         INFINITY, INC. AND SUBSIDIARIES
         SELECTED OPERATING AND FINANCIAL DATA BY SUBSIDIARY (UNAUDITED)

                                                   FOR THE THREE MONTHS ENDED                 FOR THE SIX MONTHS
                                              ---------------------------------------            ENDED JUNE 30,
                                               JUNE 30,      MARCH 31,      JUNE 30,       ------------------------
                                                 2004          2004            2003           2004           2003
                                              ---------      ---------      ---------      ---------      ---------
Consolidated
(Dollars in millions, before cash discounts)

   Job type:
     Cementing                                      945            511            514          1,456            805
     Acidizing                                      267            191            354            458            569
     Fracturing                                     165            138            286            303            450

   Job revenue:
     Cementing                                $     2.1      $     1.0      $     1.1      $     3.1      $     1.7
     Acidizing                                $     0.3      $     0.2      $     0.4      $     0.5      $     0.6
     Fracturing                               $     1.2      $     1.0      $     1.7      $     2.2      $     2.7
     Discounts and eliminations               ($    0.3)     ($    0.0)     ($    0.2)     ($    0.3)     ($    0.2)

Infinity-Wyoming Statistics (1)
(Dollars in thousands)

   Production Volumes:
     Natural gas (MMcf)                           266.7          203.4          316.7          470.1          625.5
     Oil and condensate (MBbls)                     8.2            9.3           16.1           17.5           33.0
     Natural gas equivalents (MMcfe; 6:1)         315.7          259.4          413.3          575.1          823.2

   Financial Results:
     Natural gas revenue                      $ 1,385.8      $ 1,043.7      $ 1,540.6      $ 2,429.5      $ 2,715.8
     Oil and condensate revenue               $   315.8      $   327.6      $   455.3      $   643.4      $ 1,018.3
       Total revenue                          $ 1,701.6      $ 1,371.3      $ 1,995.9      $ 3,072.9      $ 3,734.1
     Production expenses                      $   286.5      $   226.0      $   315.4      $   512.5      $   843.7
     Production taxes                         $   195.2      $   156.0      $   215.1      $   351.2      $   426.3
     Transportation expense                   $   188.4      $   136.7      $   238.7      $   325.1      $   449.3

   Financial Results, per Mcfe:
     Natural gas revenue                      $    5.20      $    5.13      $    4.83      $    5.17      $    4.34
     Oil and condensate revenue               $   38.51      $   35.61      $   28.28      $   36.77      $   30.86
     Natural gas equivalent revenue           $    5.39      $    5.28      $    4.83      $    5.34      $    4.51

     Production expenses                      $    0.91      $    0.87      $    0.76      $    0.89      $    1.02
     Production taxes                         $    0.62      $    0.60      $    0.52      $    0.61      $    0.52
     Transportation expense                   $    0.60      $    0.53      $    0.57      $    0.57      $    0.54


(1) Includes revenue, expense and operating data only from the Wamsutter Arch Pipeline and Labarge fields.


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